FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 6, 2006

HURCO REPORTS RECORD FULL-YEAR AND FOURTH QUARTER RESULTS

INDIANAPOLIS, INDIANA, — December 6, 2006—Hurco Companies, Inc. (Nasdaq, Global Select Market:HURC) announced today that it’s net sales for fiscal 2006 were the highest in the company’s 37-year history, totaling $148,517,000, an increase of $23,008,000, or 18%, over fiscal 2005. Net sales for the fourth quarter of fiscal 2006 also were a record and totaled $43,164,000, an increase of $8,446,000, or 24%, over the corresponding 2005 period.

Operating income for fiscal 2006 was a record $22,628,000, or 15.2% of sales, compared to $16,501,000, or 13.1% of sales, in fiscal 2005. Operating income in the fourth quarter totaled $6,515,000, or 15.1% of sales, compared to $5,318,000, or 15.3% of sales, in the same period one year ago.

Net income for fiscal 2006 was $15,479,000, or $2.42 per share reflecting the fact that Hurco was fully taxable in 2006 and incurred income tax expense of $7,635,000. In contrast Hurco had no income tax expense in 2005 due to the utilization of domestic net operating loss carryforwards and therefore, net income for fiscal 2005 was $16,443,000, or $2.60 per share. Net income for fourth quarter of fiscal 2006 was $4,714,000, or $.74 per share compared to net income of $7,235,000, or $1.13 per share.

New order bookings in fiscal 2006, were a record $154,767,000, an increase of $31,905,000, or 26%, over the prior year. Unit orders increased by 33% in the United States, 29% in Europe and 68% in Asia. New order bookings for the fourth quarter of fiscal 2006, also a record, totaled $42,087,000, an increase of $7,932,000, or 23%, over the corresponding 2005 period.

The financial statement impact of translating foreign currency denominated sales and orders to US dollars was an insignificant amount for the fourth quarter and full fiscal year.

Hurco’s gross margin for fiscal 2006 was 35.9% compared to 33.9% for the prior year, reflecting both higher unit sales and improved mix. Gross margin for the fourth quarter of fiscal 2006 was 38.0% compared to 35.1% for the corresponding 2005 period. Selling, general and administrative expenses were $30,697,000 for fiscal 2006, an increase of $4,640,000 over the amount for fiscal 2005. Selling, general and administrative expenses were $9,869,000 for the fourth quarter of fiscal 2006, an increase of $2,999,000 over the amount recorded for the same period in 2005. The increase in selling, general and administrative expenses for the fourth quarter and the fiscal year 2006 were primarily attributable to increased sales and marketing expenses for local and international trade shows, agent’s commissions, and expansion of sales in emerging markets.

Cash and cash equivalents totaled $29,846,000 at October 31, 2006 compared to $17,559,000 at October 31, 2005 and $24,504,000 at the third quarter ending July 31, 2006. Total debt was $4,010,000 at October 31, 2006 and represented 5.1% of the company’s total capitalization, which aggregated $79,385,000.

Michael Doar, Chief Executive Officer, stated, "This was another great year for Hurco as we achieved even higher milestones, putting the company in the best financial position in it’s history. Much of our success is due to the strategic planning that began in 2001. Focusing on our core competencies, we have centered our efforts around three objectives: identifying our customers and understanding how to best serve them; defining our unique selling proposition by understanding what we do better than anyone else; and maximizing profits for both the short term and the long term.

As a global company with more than 60 percent of our sales outside of the United States, understanding emerging markets is an integral part of sustainable success. Using a disciplined approach to globalization, we have leveraged technical resources, system platforms, and processes to facilitate a consistent, yet flexible, brand identity and an ability to conduct global business efficiently.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: John Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	October 31,	October 31,
	2006	2005
	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$29,846	$17,559
Accounts receivable	22,248	20,100
Inventories	43,343	29,530
Deferred tax assets	2,768	3,043
Other	2,677	3,586
Total current assets	100,882	73,818

Property and equipment:
Land	761	761
Building	7,234	7,205
Machinery and equipment	12,952	13,170
Leasehold improvements	1,147	1,102
	22,094	22,238
Less accumulated depreciation and amortization	(12,944)	(13,187)
	9,150	9,051

Deferred tax assets	1,121	1,346
Software development costs, less amortization	5,580	3,752
Investments and other assets	7,381	6,147
	$124,114	$94,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,605	$17,051
Accrued expenses	17,599	13,584
Current portion of long-term debt	136	126
Total current liabilities	44,340	30,761

Non-current liabilities:
Long-term debt	3,874	4,010
Deferred credits and other obligations	525	399
Total liabilities	48,739	35,170

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,346,020 and
6,220,220 shares issued, respectively	635	622
Additional paid-in capital	50,011	48,701
Retained earnings (deficit)	27,998	13,001
Accumulated other comprehensive income	(3,269)	(3,380)
Total shareholders' equity	75,375	58,944
	$124,114	$94,114

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2006	2005	2006	2005
	(audited)		(audited)
Sales and service fees	$43,164	$34,718	$148,517	$125,509

Cost of sales and service	26,780	22,530	95,192	82,951
Gross profit	16,384	12,188	53,325	42,558

Selling, general and administrative expenses	9,869	6,870	30,697	26,057
Severance expense	-	-	-	-
Operating income	6,515	5,318	22,628	16,501

Interest expense	18	107	259	355

Other income (expense), net	337	196	745	(64)

Income before taxes	6,834	5,407	23,114	16,082

Provision (benefit) for income taxes	2,120	(1,828)	7,635	(361)

Net income	$4,714	$7,235	$15,479	$16,443

Earnings per common share

Basic	$0.75	$1.16	$2.45	$2.66
Diluted	$0.74	$1.13	$2.42	$2.60

Weighted average common shares outstanding
Basic	6,317	6,216	6,317	6,171
Diluted	6,396	6,384	6,397	6,336

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,

Operating Data:	2006	2005	2006	2005
	(audited)		(audited)
Gross margin	38.0%	35.1%	35.9%	33.9%

SG&A expense as a percentage of sales	22.9%	19.8%	20.7%	20.8%

Operating income as a percentage of sales	15.1%	15.3%	15.2%	13.1%

Income before taxes as a percentage of sales	15.8%	15.6%	15.6%	12.8%

Depreciation	387	387	1,504	1,332

Capital expenditures	1,183	1,284	3,301	3,040

Balance Sheet Data:	10/31/2006	10/31/2005

Working capital (excluding short term debt)	$56,678	$43,183

Days sales outstanding	41	41

Inventory turns	2.2	2.6

Capitalization
Total debt	$4,010	$4,136
Shareholders' equity	75,375	58,944
Total	$79,385	$63,080